Exhibit 10.1(1)

JOINT DEVELOPMENT AGREEMENT

Verdant Automotive Corporation, a Delaware corporation (including its permitted assigns, “Verdant”), and WindStrip, LLC, a Delaware limited liability company (“WindStrip”) enter this Joint Development Agreement (“JDA”) as of this 30th day of September 2011.   This JDA, together with its exhibits, includes the principal terms for the establishment of a business collaboration (the “Collaboration”) to develop and commercialize power storage and management systems (the “Storage Systems”) that are integrated into WindStrip’s modular wind and hybrid wind power systems (the “Generation Systems” and as integrated, the “Integrated Systems”).

1.            Development Storage Systems

1.1  WindStrip has developed the proprietary Generation Systems that enable intelligent utilization of energy from multiple sources, such as wind, grid, solar, battery, or diesel, for supplying power to the electronics associated with cell phone tower and other site energy needs.  Intelligent storage and management of energy storage and delivery are integral to the optimal delivery of energy to the site is.

1.2  Verdant has developed various proprietary Storage Systems that enable intelligent charging, storage and delivery of energy.

1.3  Verdant and WindStrip agree to collaborate in the joint development of Storage Systems tailored to the Generation Systems and other site-specific energy sources and needs of WindStrip target customers, initially focused on WindStrip’s Generation Systems designed for installation on towers at Base Transceiver Stations (BTS) utilized in the cellular telephone industry.

1.4  The initial generation of Storage Systems (the “Rev 1.0 System”) will be developed by Verdant, with the support and input from WindStrip, on a time table compatible with the initial target roll-out of WindStrip’s first commercial installations through the development working group meetings with WindStrip pursuant to Section 2.1 below.

1.5  Following the development of the Rev 1.0 System as provided in Section 1.4 above, during the term of the Collaboration, and for at least one year thereafter, Verdant will continue to provide technical support for the technology of the Rev 1.0 System pursuant to the development working group meetings with WindStrip pursuant to Section 2.2 below, and, during the term of the Collaboration, Verdant and WindStrip will work through the development working group meetings pursuant to Section 2.1 below to develop subsequent generations of Storage Systems optimized to present and future generations and implementations of the Generation Systems.

1.6  It is agreed and understood that the technology, capability and performance of the Storage Systems will be based on optimizing implementation of WindStrip’s Generation Systems.  Verdant will develop and maintain high-performance Storage System capability, suitable for delivering performance levels compatible with the Generation Systems and customer demands for Integrated Systems as they develop from time to time.

1.7  Each of Verdant and WindStrip will continue to own its own intellectual property and other property comprising the Storage Systems and the Generation Systems, respectively, it being understood that WindStrip currently has developed existing energy storage systems for use in existing WindStrip Integrated Systems.  The parties will, in furtherance of the Collaboration pursuant to Operating Agreements (as defined in Section 4.2 below) develop agreements for ownership and cross licenses of intellectual property developed in connection with newly designed Storage Systems.

2.            Development of Storage Systems

2.1  Through initial Development Group meetings (the “Development Group Meetings”), WindStrip will provide to Verdant the targeted energy storage, management and demands for implemented Integrated Systems and Verdant and WindStrip will exchange ideas on appropriate design and implementation of the Storage Systems and final Integrated Systems, with the understanding that WindStrip will have ultimate right and responsibility to determine (including through interaction with target customers) and decide upon the Integrated System’s final specifications, giving due consideration to the Integrated Systems’ target design and capabilities.  Verdant will then develop the Rev 1.0 System on a time table compatible with the initial target roll-out of WindStrip’s first commercial installations.  The scheduling of the Development Group Meetings shall be as established by the Management Leaders pursuant to Section 4.4.

2.2  Following the initial development and implementation of the Rev 1.0 System, through the Collaboration, Verdant and WindStrip shall conduct periodic Working Group meetings (the “Working Group Meetings”) to formulate the continued development and updating of Storage Systems and capabilities to be integrated with the Generation Systems as they are developed and implemented from time to time.   Through the Collaboration, Verdant and WindStrip will exchange ideas on appropriate implementation of the Integrated Systems, with the continued understanding that the WindStrip representatives on the Management Committee (as defined in Section 4.4 below) will have ultimate right and responsibility to determine (including through interaction with target customers) and decide upon the Integrated System’s final specifications, giving due consideration to the Integrated Systems’ target design and capabilities.  The scheduling of the Working Group Meetings shall be as established by the Management Committee established pursuant to Section 4.4 below pursuant to the Operating Agreements (as defined in Section 4.2 below).

2.3  WindStrip will be responsible for all third-party rights, including intellectual property rights and obligations, with respect to all third-party content included on the Generation Systems.  Verdant will be responsible for all third-party rights, including intellectual property rights and obligations, with respect to all third-party content included on the Storage Systems.

3.            Marketing of the Integrated Systems

3.1  WindStrip will be solely responsible for marketing and advertising the Integrated Systems, which will be marketed and advertised as WindStrip products including Verdant energy storage and management systems.

3.2  Through Working Group Meetings, the WindStrip and Verdant will develop other marketing and advertising ideas for the Integrated Systems, with the understanding that the WindStrip representatives on the Management Committee will have ultimate authority to approve or disapprove any such marketing or advertising content or means and provided further that the expenses of such marketing and advertising shall be as agreed by the Management Committee.

3.3  It is the expectation of the parties that the Integrated Systems will be marketed during the term of the Collaboration as an integrated package, with revenue shared between WindStrip and Verdant as agreed in the Operating Agreements.  The parties may develop other commercial agreements, including supply agreements, in the Operating Agreements to last during or after the term of the Collaboration.

3.4  WindStrip may, in its sole and absolute discretion, utilize any energy storage systems in the Integrated Systems.  Following the development of the Storage System through the Collaboration, it is the parties’ expectation that, so long as agreed performance standards are maintained, WindStrip will exclusively utilize the Verdant Storage Systems in the Integrated Systems.

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4.           Collaboration Management

4.1  To implement, own and manage the Collaboration, Verdant and WindStrip will each designate team members responsible for engineering, design, development, and manufacture of Storage Systems to be integrated into the Integrated Systems.

4.2  The Collaboration will be managed and governed by such agreements (the “Operating Agreements”) customary for transactions of this type and consistent with this JDA as the parties may determine.

4.3  Verdant and WindStrip teams will be responsible for the cooperation between the parties and the joint development work on the Storage Systems (and, as applicable from time to time, the Integrated Systems) both during the development phase (the “Development Group”) and the operational phase (the “Working Group” and together with the Development Group, the “JDA Working Groups”) of the Integrated Systems.

4.4  The team members initially assigned to the Development Group and the initial leaders of each party’s team (“Management Leaders”) are set forth on Schedule 4.4.  Either party may, by written notice to the other, update their list of team members or their Management Leaders of the Development Group with other representatives as may be reasonable.  The team members initially assigned to the Working Group and the initial members of the management committee of the Collaboration (the “Management Committee”) will be set forth in the Operating Agreements.  Either party may, by written notice to the other, update their list of team members of the Working Group or their Management Committee representatives with other representatives as may be reasonable pursuant to the terms and conditions of the Operating Agreements.

4.5  The JDA Working Groups will be responsible for the day-to-day development efforts and coordination in the development, implementation, operation and management of the Collaboration.  Each JDA Working Group will convene—in person, or by telephone or video conference—no less frequently than weekly (except when a JDA Working Group deems it appropriate, the weekly sessions may be reset to be a minimum of bi-weekly), with the objective that the teams communicate routinely and regularly on all relevant aspects of the Storage Systems’ joint development and the Collaboration’s goals, including effective commercialization of the Integrated Systems.

4.5.1    The JDA Working Groups will establish, and modify or update as they deem appropriate, procedures and practices for their meetings and coordination.

4.5.2    The JDA Working Groups will establish in writing agreed upon projects, specific working plans, including schedules, milestones and manpower/resource needs, for the Collaboration.  Any matters concerning the working plans, milestones, schedules or manpower/resource needs that cannot be resolved at the JDA Working Group level will be escalated to the Management Leaders or Management Committee, as applicable, who will be responsible to cooperate in good faith to find a mutually acceptable solution in a timely manner, and failing such a resolution at that level, the matter will be escalated to and resolved by the Executive Sponsors.

4.6  The leaders of the JDA Working Groups, the Management Leaders, the Executive Committee and Executive Sponsors, as applicable, will be responsible for the management and coordination of the development efforts in the Collaboration.  Verdant and WindStrip will convene—by telephone or video conference, or in person—regular status update meetings on a monthly basis with the objective that the JDA Working Groups, Management Leaders and Executive Committee members responsible for the Collaboration communicate routinely and regularly on all relevant aspects of the Collaboration’s work.

4.7  Verdant and WindStrip will convene regular management review meetings on a quarterly basis with the objective that the Executive Sponsors, Management Committee members, Management Leaders, and others responsible for the Collaboration meet regularly to review all relevant aspects of the Collaboration’s work and to enhance the cooperation and resolve any issues.  Verdant and WindStrip intend that these quarterly review meetings will alternate between WindStrip and Verdant locations.  The first such management review meeting will be held on or before September 30, 2011 at WindStrip’s location.

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4.8  During the term of the Collaboration, WindStrip will have a non-exclusive, royalty free license to utilize the Verdant’ technology embodied in the Storage Systems.  The details of such license will be as set forth in the Operating Agreements consistent with this JDA.

4.9  Verdant warrants and represents that it owns and controls and will continue to own and control, or has and will continue to have the license rights permitting the open sub-license as contemplated in the Collaboration, the rights, including copyrights, trademarks and applicable patents, if any, to the technology, know-how and other intellectual property embodied or utilized in the Storage Systems (the “Platform IP”), and that it has the right to make and enter into this Agreement and use, license, transfer and share said intellectual property with WindStrip.  Further, Verdant agrees to indemnify, defend and hold harmless WindStrip and its authorized representatives, officers, directors, agents and employees against any third-party claims for infringement or misappropriation relating to the Platform IP or breach of any of the warranties or representations made in this JDA.

5.            Joint Development of Ideas

5.1  Subject to their obligations of confidentiality to third parties, if, during the term of the Collaboration, either WindStrip or Verdant personnel become aware of information or developments that reasonably seem material to the purpose or operation of the Collaboration, they will promptly disclose such matter to the Collaboration, and, thereafter the parties will cooperate to evaluate the utility of the matter to the development or operation of the Collaboration.

5.1.1    Except as otherwise agreed in writing, none of the Collaboration, WindStrip nor Verdant will seek or be entitled to any property rights in any information or developments that may be disclosed to them by WindStrip or Verdant, as applicable, pursuant to this Section 5.1.

5.1.2    If any party believes they have information which may be material to the Collaboration but which is subject to restrictions or which in the event of disclosure to the Collaboration requires compensation to unaffiliated third parties, Verdant and WindStrip will cooperate in good faith to evaluate the situation and to find a mutually satisfactory resolution consistent with any obligations to such third parties.

5.1.3    WindStrip and Verdant will cooperate to ensure that the JDA Working Groups have knowledge of energy storage and management system development and operation to enable a reasonably skilled team to participate in the JDA Working Groups as intended and to implement WindStrip’s technology embodied in its Generation Systems in their preferred manner (collectively, such technology and know-how shall be referred to as “Necessary Background”).

5.2   Notwithstanding anything to the contrary in Section 5.1, nothing in this JDA requires any party to disclose information or ideas which that party, at the time in their own good faith judgment, deems so experimental, so preliminary or so unsubstantiated that they would not rely on such results in their own process development, and such matters will not be considered Necessary Background.

6.            Working Group and Executive Responsibilities

6.1  All development and technology issues will be resolved in the first instance at the JDA Working Group level.

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6.2  If, at any time, the team leaders feel that a matter has not been satisfactorily resolved, or, upon the written request of either party, the matter will be escalated to Verdant and WindStrip Management Leaders or the Management Committee, as applicable.  If the matter is not resolved at that level, then upon written request of either or both parties, it will be escalated to the Executive Sponsors who will be responsible to find a mutually acceptable solution in a timely manner.

7.            Expenses and Mutual Support

7.1  Except as otherwise agreed in writing, Verdant will be responsible for all costs of the development of the Storage Systems to be integrated into the Integrated Systems.

7.2  Except as otherwise agreed in writing, WindStrip will be responsible for all costs of the development of the Generation Systems to be integrated into the Integrated Systems.

7.3  Except as otherwise agreed in writing, each party will incur and pay its own other expenses incurred in connection with the Collaboration.

7.4  Following commencement of commercialization of Integrated Systems utilizing Verdant’s Storage Systems, it is the parties’ expectation that the expenses of maintaining the Collaboration shall be paid by revenue allocation from sales of Integrated Systems, as detailed in the Operating Agreements.

7.5  Notwithstanding Sections 7.1 to 7.4 and Section 9.1, there will be assignment/delegation of Delegates to the facilities, if any, of the Collaboration and to the operation of the Collaboration to assist in development, maintenance and operation of the Storage Systems and the Collaboration.  The Management Leaders and Management Committee will cooperate to agree upon, as part of their project definition and specific working plans, the tasks that need to be accomplished, and any associated cost allocation issues, it being the understanding of the parties that the expense of such delegates during the development period shall be borne by the respective providing party.

7.6  Without limiting the foregoing, and except as otherwise agreed in writing, each party will be responsible for all compensation, travel, benefits, and taxes with respect to its activities and personnel.

7.7  Verdant and WindStrip will each arrange (at the expense of the company at the host location) suitable office space for the personnel from the other assigned to work at the host location, including reasonable communication and data line connections.

7.8  All personnel of one company while visiting and/or working at facilities or locations of the other will abide by the standard and customary rules and practices of the host at the location involved.

7.9 Within ten (10) business days of execution of this Agreement by the parties, the parties (including the “key man” from Verdant and WindStrip, respectively), will meet and meaningfully collaborate on a business plan for the Collaboration (including the creation and development of a budget for the Collaboration).  If no mutually agreeable business plan is reached within one hundred twenty (120) days, this JDA will terminate with no further obligations to each other except for confidentiality, non-disclosure and (if applicable) non-compete clauses.

8.            Intellectual Property, Technology Rights and Restrictions

8.1  Subject to the rights and obligations of the parties under this JDA, as between WindStrip and Verdant:

8.1.1  All Party Inventions are and will be owned by the party who developed and/or contributed the specifics involved, and that party shall have the rights to any and all patentable subject matter involved;

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8.1.2  All Joint Inventions will be jointly owned by the jointly responsible parties. Without limiting the foregoing, the Management Leaders or the Management Committee, as applicable, will set up mutually agreeable mechanisms to allocate the responsibility to prepare and prosecute applications for patents pursuant to such procedures as will ensure orderly and efficient protection for intellectual property, with the guideline that the costs of prosecution and maintenance for specific joint patents will be shared equally by the jointly responsible parties involved.

8.2  Subject to the rights and obligations of the parties under this Collaboration:

8.2.1  Verdant grants WindStrip worldwide licenses to the technology embodied in Verdant’s Storage Systems and all Necessary Background, to the fullest extent of Verdant’ ability to do so without the obligation to pay unaffiliated third parties compensation for such grants, and

8.2.2  WindStrip grants Verdant worldwide licenses to all intellectual property (including trademarks, service marks, and patents) identified in Schedule 8.2.2 and all Necessary Background, to the fullest extent of WindStrip’s ability to do so without the obligation to pay unaffiliated third parties compensation for such grants for the limited purpose of facilitating Verdant’s development of the Storage Systems pursuant to the Collaboration, and

8.2.3  Either party may terminate the licenses granted to the other under Sections 8.2.1 and 8.2.2 in the event that the Operating Agreements are properly terminated for material breach by the other (and the non-breaching party may retain its rights and licenses under such Sections), subject however to the procedures agreed upon by the parties for dispute resolution.

8.3  Regardless of anything to the contrary above, Verdant shall not use the technology embodied in WindStrip’s Generation Systems and any related Necessary Background to operate any enterprise for any party other than WindStrip, Verdant shall not disclose proprietary information relating to the technology embodied in WindStrip’s Generation Systems to any third party other than as reasonably appropriate to the development and commercialization of the Integrated Systems, and WindStrip shall not disclose the proprietary information relating to the technology embodied in Verdant’s Storage Systems to any third party other than as reasonably appropriate to the development and commercialization of the Integrated Systems.  Notwithstanding the foregoing, either party may disclose technology if required by law; provided, however, that in the event either party, or its directors, officers, employees or agents, become legally compelled to disclose any of such proprietary information, that party will provide the other party prompt notice so that the party whose proprietary information is proposed to be disclosed may seek a protective order or other remedy, or waive compliance with the provisions of this JDA, and in the event that such protective order or remedy is not obtained, will furnish only that portion of the proprietary information which is legally required to be disclosed and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be afforded the proprietary information so disclosed.

8.4  Regardless of anything to the contrary, nothing in this JDA shall prohibit either party from disclosing or licensing to others any technology, know-how or other intellectual property which was created and/or obtained independently of the other, other than as reasonably appropriate to the development and commercialization of the Integrated Systems.

8.5  No mask work or patent licenses are granted expressly, or by implication, estoppel or otherwise, under this JDA.  The parties will cooperate on library, cell, IP, test structure and other design aspects as they may deem appropriate, and all rights concerning such matters as between them will be as stated in a written agreement.

8.6  Notwithstanding anything herein to the contrary, WindStrip may use any Joint Inventions for any purpose, including use in development, manufacture, promotion, sale and maintenance of its products and services, and WindStrip shall have a perpetual, royalty-free, worldwide license for such Joint Inventions.

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8.7  Except as expressly stated, this JDA will not serve to impair the right of either Verdant or WindStrip to develop, make, procure, market and/or maintain products, processes or services, now or in the future, which incorporate features that may be competitive with the Collaboration or the technology developed pursuant to the Collaboration, or require either Verdant or WindStrip to disclose any planning information to the other.  Nothing in this JDA prohibits or restricts either Verdant or WindStrip from developing or acquiring technology, rights, know-how, processes or information, independently of the other party, whether with or without the involvement of third parties.

8.8  Except as expressly agreed in writing, neither party will have any responsibilities or obligations under this JDA to transfer or install processes or know-how to or into premises or facilities of the other, nor will either party have any responsibilities or obligations under this JDA to provide technical support or service to the other for such transfer or installation, except to the extent that Verdant shall be obligated to provide the maintenance and support for the Storage Systems, as outlined in Section 1.

9.            Miscellaneous

9.1  The terms of the attached Miscellaneous Provisions & Definitions Attachment are incorporated by reference.

In Witness Whereof, the undersigned have caused this Joint Collaboration Agreement to be signed by their duly authorized officers as of the date first above written.

Verdant Automotive Corporation

By:	/s/ David Edgar

WindStrip, LLC

By:	/s/ Juha Rouvinen

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MISCELLANEOUS PROVISIONS & DEFINITIONS ATTACHMENT

Definitions

“Applicable Law” means the law set forth in Section 6.3 below as the governing law of this JDA.

“Delegates” means those engineers and other personnel from Verdant and/or WindStrip assigned or delegated to the facilities of the other party (or to the facilities of Collaboration) to work in the Collaboration (if from Verdant, these personnel will be “Verdant Delegates” and if from WindStrip, these personnel will be “WindStrip Delegates”).

“Executive Sponsors” initially means David Edgar, on behalf of Verdant, and Juha Rouvinen, on behalf of WindStrip.

“Joint Inventions” means all inventions, conceptions, know-how and/or technology conceived jointly by the parties pursuant to their efforts in the Collaboration (including rights to trademarks, service marks, and patents with respect to such subject matter).

“Party” or “party” shall refer to Verdant, WindStrip, or any entity formed to implement the Collaboration, as applicable, and “Parties” or “parties” shall mean each Party (Verdant, WindStrip, and any Collaboration entity) which is signatory to the Party Agreement involved.

“Party Agreements” means and includes this Joint Development Agreement, the Operating Agreements, which shall include a services agreement to be entered into by and between Verdant and WindStrip relating to technical support of the Storage Systems.

“Party Inventions” means all inventions, conceptions, know-how and/or technology developed and/or contributed by one Party (or its employees or consultants) without joint contribution by the other.

Miscellaneous and General Provisions

1.  No Solicitation:  During the term of the Collaboration, neither party will solicit for employment any person at the time employed by and/or working on behalf of the other.

2.  Force Majeure:  Neither party shall be liable for failure to perform, in whole or in part, its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control of the affected party, including by events of nature, fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of governmental, judicial, administrative, military or other authorities, riots, insurrections, or any other cause beyond the control of the parties; provided, that the affected party promptly notifies the other party of the occurrence of the event of force majeure and takes all reasonable steps necessary to minimize the disruption to the other party and to resume performance of its obligations so interfered with.

3.  Limitations:  AS A SEPARATE LIMITATION, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER (i) FOR COSTS OF SUBSTITUTE GOODS, (ii) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (iii) FOR LOSS OF USE, OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR PROFIT ON ANY THEORY (CONTRACT, TORT, FROM THIRD PARTY CLAIMS OR OTHERWISE).  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR OF ANY FAILURE OR INADEQUACY OF ANY REMEDY. Each Party has consulted with counsel concerning their respective agreements, and enters into the Party Agreements with full advice and understanding and accepting the risks involved.

4.  Limitations on Representations and Warranties:  Except as expressly stated in the Party Agreements no Party makes any warranties or representations (express, implied or statutory).  THE PARTIES EXPRESSLY DISCLAIM ALL SUCH OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.  Without limiting the foregoing, except as expressly stated in the Party Agreements, there are no representations and/or warranties concerning the subject matter of such Party Agreements, and/or relating to the Collaboration of any sort or manner, and each Party expressly agrees that it is not relying upon any such other representations and/or warranties.  Each Party has consulted with counsel concerning such Agreements and Collaboration, and enters into the Party Agreements with full advice and understanding and accepting the risks involved.

4.1  Notwithstanding anything to the contrary (whether in the Party Agreements or elsewhere), nothing contained in the Party Agreements shall be or be construed as:

4.1.1  a warranty or representation as to the validity, utility, suitability or economic viability of this opportunity or of any intellectual property or technology;

4.1.2  a warranty or representation that any provision, sales, use or other disposition of services to be provided by the Collaboration will be free from infringement of patents, trademarks and/or intellectual property rights other than those under which licenses have been granted hereunder and/or except as expressly stated in Section 8;

4.1.3  a warranty or representation that the Collaboration will be successful, that the Collaboration will realize and/or fulfill any of its business plans, that the Collaboration will return profit, or that the Parties will recover their investments (for purposes of this Section 4.1.3, no express covenant or obligation in the Agreement shall be eliminated and/or excluded by reason of it also being part of the Operating Agreements, nor shall this Section 4.1.3 absolve the Collaboration from efforts required under the Operating Agreements to implement the Collaboration);

4.1.4  conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names of any Party, or any contraction, abbreviation or simulation thereof; and/or

4.1.5  conferring by implication, estoppel or otherwise, any license or other right under any class or type of patent, utility model or design patent, provided however that each Party holding joint ownership rights to Joint Inventions according to the Agreement shall, subject to the express limitations of and solely as expressly allowed under the Agreement, have the right to grant licenses with respect to such jointly owned inventions without the consent of (and without any obligation to account to) any other Party.

5.  Exports of Technology:  Without in any way limiting the provisions of the Party Agreements, each of the Parties agrees that no products, items, commodities or technical data or information obtained from a Party nor any direct product of such technical data or information is intended to or shall be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by Applicable Law without necessary authorization by the Governmental Authorities, including  the United States Bureau of Export Administration (the “BEA”) or other Governmental Authorities of the United States with jurisdiction with respect to export matters.  Without limiting the generality of the foregoing, each Party agrees that it will not, without authorization from the Office of Export Licensing of the BEA, knowingly export or re-export to a destination outside of the United States General License GTDR technical data or information of United States origin subject to this Agreement, or the direct product thereof, or the product of a plant or major component of a plant that is the direct product thereof, without first providing any applicable export assurances of the exporting party.  Notwithstanding anything to the contrary, Verdant will not disclose to WindStrip and/or any Collaboration entity any information concerning processing, fabrication and/or equipment which is subject to any applicable export restrictions without first notifying WindStrip of these restrictions, and securing written consent from an officer of WindStrip to the disclosure.

6.  Disputes

 6.1  Negotiation; Mediation:

6.1.1  Each Party agrees that in the event of a dispute arising out of or in any way relating to any one or more of the Party Agreements, the parties shall attempt to resolve the dispute through negotiation and then through mediation prior to instituting arbitration, litigation or any other adversary proceeding.  The parties shall first attempt in good faith to resolve any dispute arising out of or relating to the Party Agreements promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of the Agreement.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.  Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”).  Such closure shall not preclude continuing or later negotiations, if desired.  At no time prior to the First Meeting shall either side initiate a mediation, arbitration or litigation related to the Party Agreements except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties.  However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of this Section 6.1.

6.1.2  Following the First Meeting, if the parties have not reach settlement, a Party shall initiate a mediation by serving written notice on the other party by facsimile and overnight mail.  The parties may select any mediator mutually agreeable to them.  If the parties cannot agree on a mediator within fifteen (15) days, they will, within five (5) days thereafter submit a joint request for mediation to the Los Angeles office of JAMS, setting forth the subject of the dispute and the relief requested, and request JAMS to select an appropriate mediator from its panel of neutrals with experience in resolving financial and commercial disputes, preferably with experience in the renewable energy industry.   Each party may object to one JAMS selected mediator.  The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings.  Any mediator shall serve as a neutral, independent and impartial mediator.  The parties agree that they will participate in the mediation in good faith.

6.1.3  The mediation session shall occur within fifteen (15) days of the selection of the mediator unless the parties mutually agree to extend this time, and shall be scheduled for not less than one day.  Each party agrees to send a representative with full settlement authority to the mediation.  The mediation shall be in the English language and shall be conducted exclusively in Beverly Hills, California, United States of America.  The parties agree to hold the content of the mediation in confidence and further agree that the mediator is disqualified and shall be excluded from testifying as a witness in litigation between the parties (except in proceedings to recover damages for actionable torts committed in the mediation).  Each party shall bear its own expenses (including attorney fees) for mediation proceedings under the Party Agreements, and an equal share of the expenses of the mediator and, where applicable, JAMS.  The parties agree that any refusal to mediate under this Section 6.1 is a breach of contract for which damages may be recovered in litigation between the parties.  Except as provided in Section 6.5 below, if the party who ultimately prevails in any arbitration or litigation institutes a court action or other adversary proceeding without first attempting mediation as required hereby, SUCH PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEYS’ FEES OR COSTS THAT MIGHT OTHERWISE BE AVAILABLE TO IT UNDER THE PARTY AGREEMENTS, ANY APPLICABLE LAW OR COURT RULES.

6.1.4  All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation or mediation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties (except in a proceeding to recover damages for actionable torts committed in the mediation), provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or mediation.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Sections 6.1.2 through 6.1.3 above are pending and for 15 calendar days thereafter.  The parties will take such action, if any, required to effectuate such tolling.

6.2  Arbitration; Litigation:

6.2.1  Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session, the time the other party refuses to participate in such a mediation, or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”).  At no time prior to the Earliest Initiation Date shall either party initiate an arbitration or litigation related to any Party Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties.  However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 6.1 above.  The mediation may continue after the commencement of arbitration if the parties so desire.

6.2.2  Subject to Section 6.1 above, any dispute, controversy or claim arising out of or relating to any Party Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by confidential arbitration in accordance with the JAMS International Arbitration Rules.  The tribunal will consist of one arbitrator from JAMS’s panel of neutrals, who shall be a retired judge, preferably with experience in the renewable energy industry.  Each party may object to one JAMS selected arbitrator.  Any arbitrator shall serve as a neutral, independent and impartial arbitrator.  The place of arbitration will be Beverly Hills, California, United States of America.  The language to be used in the arbitral proceedings will be English.  Judgment upon the award rendered by the arbitrator may be entered exclusively in the courts within the jurisdiction of the state courts of Los Angeles County, California or the United States District Courts for the Central District of California (collectively, the “LA Courts”).  In the event of such suit, action or other adversary proceeding and solely for purposes of such an action or proceeding, the Parties hereto (a) submit to the exclusive personal jurisdiction of the LA Courts, (b) expressly waive any right they may have to a jury trial and agree that any such proceeding shall be tried by a judge without a jury, and (c) expressly covenant not to bring any such suit or claim before any other judicial tribunal.  All defenses based on passage of time shall be tolled from the date of timely written notice of negotiation pursuant to Section 6.1 above and, shall not resume until thirty (30) days after the Earliest Initiation Date, unless otherwise prohibited by law.

6.2.3  Notwithstanding anything to the contrary, and subject to Section 6.1 above, the parties may, without breach of Section 6.1 or 6.2, seek to pursue a provisional remedy in the LA Courts that is authorized by law or by JAMS Rules or by agreement of the parties.

6.2.4  The parties shall maintain the confidential nature of the arbitration proceeding and the award therefrom, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

6.3  Applicable Law:  The Party Agreements shall be governed by, construed, enforced and interpreted in accordance with the internal substantive law of the State of California applicable to agreements to be made and to be performed solely within such State, without giving effect to any conflicts or choice of laws principles which otherwise might be applicable and excluding the United Nations Convention on Contracts for the Sale of Goods; provided, however, that any Collaboration entity formed shall be formed in Delaware and shall be governed by, construed, enforced and interpreted in accordance with the internal substantive law of the State of Delaware applicable to agreements to be made and to be performed solely within such jurisdiction, without giving effect to any conflicts or choice of laws principles which otherwise might be applicable and excluding the United Nations Convention on Contracts for the Sale of Goods.  The parties acknowledge that the Party Agreements evidence a transaction involving interstate commerce.  Notwithstanding the provision in the preceding sentence with respect to applicable substantive law, any arbitration conducted pursuant to the terms of the Party Agreements shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

6.4  Interim Relief:  For avoidance of doubt, nothing in this Section 6 shall be construed to preclude any party from seeking injunctive or other provisional relief in order to prevent irreparable harm pending mediation or arbitration; provided, however, that such relief may only be sought within the appropriate judicial forum as provided in Section 6.2 above.  In the event a party seeks interim relief without first attempting mediation, such party shall not forfeit its entitlement to legal fees and costs that would otherwise be available to it only if such party initiates mediation within fifteen (15) days after initiating the action seeking interim relief.  A request to a court for interim relief shall not be deemed a waiver of the obligation to mediate or arbitrate.

6.5  Legal Fees and Costs:  Except as otherwise provided herein, the prevailing party (if any) in any proceeding brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for the expenses reasonably incurred by it in such proceeding, including but not limited to court costs, reasonable attorneys’ fees, reasonable costs, reasonable expenses of expert witnesses, reasonable costs of appeal, and any other reasonable out-of-pocket expenses. Notwithstanding anything to the contrary, neither party will be entitled to recover or claim from the other any expenses incurred in connection with and/or pursuant to any negotiation or mediation efforts under Section 6.1.

7.  Disclosure:  Except as required by Applicable Law or regulation (including applicable securities laws), both parties agree that the details connected with the Collaboration and the Operating Agreements will not be published or disclosed without the other party’s written permission or to such party’s advisors or investors (pursuant to appropriate non-disclosure agreements); provided, however, that this Section 7 shall not restrict a party from repeating disclosures made by the other.

8.  Notices:  All notices required or permitted to be given under the Party Agreements shall be in writing and delivered in person or sent by first class certified or registered airmail, postage prepaid, by recognized overnight courier, or by electronic mail or facsimile transmission, if confirmed or acknowledged, to the address specified below or to such other address as may be specified in writing by the addressed party to the other party in accordance with this Section 8.  If notice is sent by electronic mail or facsimile transmission, a copy shall concurrently be sent by a permitted means other than electronic mail or facsimile transmission; provided, however, that in such event the effectiveness of such notice shall be based on the electronic mail or facsimile transmission notice.

If to WindStrip:

WindStrip, LLC
22 Duck Pass Rd
North Oaks, MN 55127
Attention:  Juha Rouvinen
Tel: +1 (651) 314-4486
Fax:  +1 (651) 689-0131
E-Mail:  juha.rouvinen@windstrip.com

If to Verdant:

Verdant Automotive Corporation
12223 Highland Avenue, Suite 106-542
Rancho Cucamonga, California 91739
Attention:  General Counsel
Tel: +1 (909) 786-1981
Fax:  +1 (909) 647-9665
E-Mail:  rkasprzak@verdantautomotive.com

Each such notice or other communication shall for all purposes be treated as effective or as having been given as follows:  (i) if delivered in person, when delivered; (ii) if sent by U.S. mail, at the earlier of its receipt or at 5 p.m., local time of the recipient, on the third business day after deposit in a regularly maintained receptacle for the deposition of U.S. mail, as the case may be; (iii) if delivered by electronic facsimile transmission or email, on the first business day at the recipient’s location following the date of successful transmission; and (iv) if sent by recognized overnight courier service, on the date shown in the written confirmation of delivery issued by such courier service.  Either party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least seven (7) days prior to the date the change becomes effective.

9.  Entire Agreement:  The Party Agreements and their Exhibits, all of which are incorporated herein by reference, set forth the entire understanding between WindStrip and Verdant with respect to the subject matter hereof and merges all prior agreements, dealings, negotiations, promises, representations and communications.  The terms of the Party Agreements shall govern any and all exchanges of confidential information regardless of any other document signed and/or executed or agreement made prior to September 15, 2011.  No modification, alteration or amendment of the Party Agreements or their Exhibits (whether express, implied, by custom, course of dealing or otherwise) shall be effective unless in writing and signed by both parties.

10.  Assignment and Delegation:  Except as expressly permitted under their terms, none of the Party Agreements nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, delegated or otherwise encumbered or disposed of, in whole or in part, whether voluntarily or by operation of law or otherwise, by any party without the prior written consent of the other party, which consent shall not unreasonably be withheld; provided, however, that the foregoing shall not restrict or limit the assignment by a Party of its rights and delegation of its duties under any Party Agreement to a company succeeding to the entire business of such Party, subject to the assumption by such assignee company of all of the obligations of the respective Party under the assigned Party Agreement.  In the event of any such assignment, the assignee company shall be deemed to be a “Party” for all purposes and intents under the assigned Party Agreement.

11.  Applicable Law:  The Party Agreements shall be governed by and under the Applicable Law.  If any term or provision of any Party Agreement shall be determined to be invalid or unenforceable under Applicable Law, such provision shall be deemed severed from such agreement, and a reasonable valid provision to be mutually agreed upon shall be substituted.  In the event that no reasonable valid provision can be so substituted, the remaining provisions of such Agreement shall remain in full force and effect, and shall be construed and interpreted in a manner that corresponds as far as possible with the intentions of the parties as expressed in such Agreement.

12.  Term and Termination:

 12.1  The term of the Party Agreements will be for period stated in the specific agreement involved.

12.2  In the event any material breach of a Party Agreement by either party is not corrected within sixty (60) days after delivery of written notice describing such breach, the particular Party Agreement may be terminated immediately upon further written notice of termination from the non-breaching party, provided however that this Section 12.2 shall not waive or relieve any party from the requirements of Section 6.

12.3  Either party shall also have the right to terminate such Party Agreement forthwith by giving written notice of termination to the other party at any time, upon or after:

12.3.1  the filing by such other party of a petition in bankruptcy or insolvency; or

12.3.2  any adjudication that such other party is bankrupt or insolvent; or

12.3.3  the filing by such other party of any legal action or document seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency; or

12.3.4  the appointment of a receiver or bankruptcy trustee for all or substantially all of the property of such other party; or

12.3.5  the making by such other party of any general assignment for the benefit of creditors; or

12.3.6  the institution of any proceedings for the liquidation or winding up of such other party’s business or for the termination of its corporate charter.

13.  Miscellaneous:

13.1  The failure of any Party to enforce, or the delay by any Party in enforcing any of its rights under the Party Agreements shall not be deemed a waiver or a containing waiver of such rights or a modification of any Party Agreement, and such party may, within the time provided by Applicable Law, commence appropriate proceedings to enforce any and/or all such rights.

13.2  Each Party expressly represents and warrants that it is free to enter into the Party Agreements and that it has not made and will not make any creations or commitments in conflict with the provisions of the Party Agreements, or which reasonably might interfere with the full and complete performance of its obligations under the Party Agreements.  Each Party further represents and warrants that the Party Agreements, and the performance of its respective obligations under the Party Agreements, and the consummation of the transactions contemplated under the Party Agreements have been duly authorized and approved by all necessary action, and all necessary consents or permits have been obtained, and neither the execution of the Party Agreements nor the performance of the Party’s obligations under the Party Agreements will violate any term or provision of any valid contract or agreement to which such party is subject and/or by which such party is bound.  No further actions or consents are necessary to make the Party Agreements valid and binding contract, enforceable against the respective parties in accordance with their terms.

13.3  No Party shall be entitled to act on behalf of and/or to bind any one or more of the others.

13.4  Unless otherwise indicated in the Party Agreements, all accounting terms used in the Party Agreements shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with United States generally accepted accounting principles, applied in a consistent manner.

13.5  The captions and section headings appearing in the Party Agreements are included solely for convenience of reference and are not intended to affect the interpretation of any provision of the Party Agreements.

13.6  All terms defined in the Party Agreements in the singular form shall have comparable meanings when used in the plural form and vice versa.

13.7  All references in the Party Agreements to a time of day shall mean Pacific Time, unless otherwise indicated. Time is of the essence in the performance of each Party’s obligations under the Party Agreements.

13.8  Neither any Party Agreement nor any uncertainty or ambiguity in any Party Agreement shall be construed or resolved using any presumption against any Party.  On the contrary, each Party acknowledges that the Party Agreements have been and will be reviewed by its legal counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties.

13.9  All calculations of fees or other charges under the Party Agreements for any period (1) shall include the first day of such period and exclude the last day of such period and (2) shall be calculated on the basis of a year of 365 days for actual days elapsed.  Any numbers or ratios required pursuant to the Party Agreements shall be calculated by carrying the result to one place more than the number of places by which such number or ratio is expressed in the Party Agreements and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such number or ratio is expressed in the Party Agreements.

13.10  References in the Party Agreements to “Recitals,” “Sections,” “Exhibits” and “Attachments” are to recitals, sections, exhibits and attachments therein and thereto unless otherwise indicated.  References in the Party Agreements to any document, instrument or agreement (1) shall include all exhibits, schedules and other attachments thereto, (2) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby or thereby.

13.11  References in the Party Agreements to any law, rule, regulation or other provision with the force of law (“Rule”) (1) shall include any successor Rule, (2) shall include all rules and regulations promulgated under such Rule (or any successor Rule), and (3) shall mean such Rule (or successor Rule) and such rules and regulations, as amended, modified, codified or re-enacted from time to time and in effect at any given time.  References in the Party Agreements to any Person in a particular capacity (1) shall include any successors to and permitted assigns of such Person in that capacity and (2) shall exclude such Person individually or in any other capacity.  References in the Party Agreements to “Persons” or “persons” shall include individuals and legal entities, of whatever form.

13.12  The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Party Agreements shall refer to the respective Party Agreement as a whole and not to any particular provision of the Party Agreement.  Unless the context clearly requires otherwise (1) the plural and singular numbers shall each be deemed to include the other; (2) the masculine, feminine and neuter genders shall each be deemed to include the others; (3) “shall”, “will” or “agrees” are mandatory and “may” is permissive; (4) “or” is not exclusive, and (5) “includes” and “including” are not limiting and mean “without limitation.”

13.13  In the event of any inconsistency between the terms of the Agreement and the terms of any other Party Agreement, the terms of the subsequent agreement shall govern.

13.14  Each Party shall promptly execute, acknowledge and deliver, or promptly procure the execution, acknowledgement and delivery, of any and all further certificates, agreements and instruments which may be necessary or expedient to effectuate the purposes of the Party Agreements.

13.14  No Party shall have any right, power or ability to assign its rights or benefits or delegate its duties or obligations under the Party Agreements without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the first sentence of this Section 13.14, either Party, upon thirty (30) days prior written notice to the other, may assign its rights or delegate its duties or any portion thereof as a matter of right without the consent of the other Party to (1) an affiliate of the assignor, or (2) a corporation succeeding to substantially all of the business of the Party effecting such assignment, provided in either case that the assignee specifically assumes all obligations of the assignor Party under the respective Party Agreement, and provided further that the assignor shall continue to remain primarily liable for all obligations (monetary and non-monetary) assumed by the assignee.  No Party shall have the power to make an assignment in contradiction of this Section 13.14.  Any purported assignment, grant or transfer in contradiction of this Section 13.14 shall be void ab initio.

13.15  Except as described in the Party Agreements, no third person is a beneficiary of the Party Agreements and no third person is a guarantor of the performance by any Party, nor shall any third person have any liability with respect to the performance by any Party.

13.16  If a court or an arbitrator of competent jurisdiction holds any provision of any Party Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (1) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties, (2) the respective Party Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted, and (3) the validity of the remainder of the respective Party Agreement shall not be affected thereby unless an essential purpose of the respective Party Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

13.17  The Agreement, including the agreements referenced herein, expresses the entire understanding of the Parties with respect to the subject matter hereof.  The Agreement supersedes any terms or conditions contained on printed forms submitted with purchase orders, sales acknowledgments or invoices or any other form.  The Agreement also supersedes all previous agreements, representations or other communications (whether written or oral) between the Parties relating to the subject matter hereof.  There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of the Agreement except as specifically set forth herein.  Each Party hereby forever discharges and releases each of the other Parties and its successors, predecessors, employees, agents, representatives, heirs, assigns, officers, directors, shareholders, attorneys, insurers, or re-insurers and any other person now, previously, or hereafter expressly and formally affiliated in any manner with it from any and all claims, demands, causes of action, obligations, damages and liabilities, whether or not known, suspected or claimed, that it may now have, or may in the future have, against, or claim to have by reason of or related to any prior agreement or any act, failure to act, cause, matter or event whatsoever, whether related to the existence of or the subject matters encompassed within such un-continued prior agreements.  Each Party represents and warrants that it has not assigned to any person any claim or cause of action released pursuant to the foregoing provision.

13.18  The Party Agreements may not be modified, amended or waived, except by a writing executed by the Executive Sponsors.  Under no circumstance or conditions shall any other conduct be relied upon by the Parties.

13.19  Each Party has had access to legal counsel prior to the execution of the Agreement.  Both Parties acknowledge that the law firm of SML LLP has represented and will represent and advise Verdant in the preparation and negotiation of the Agreement.  Ted Maloney, who is a special advisor to the board of directors of WindStrip and who is a partners of SML LLP, has a separate economic and advisory interest in WindStrip.  Both Verdant and WindStrip waive any objection based upon conflict of interest, or otherwise, as to the foregoing engagements, activities and financial interest.  Each of Verdant and WindStrip further understands that SML LLP does not represent WindStrip in connection with the negotiation of the Agreement.

13.20  The Party Agreements, and any one or more of them, may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on all Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart.  Facsimile and PDF signatures shall be acceptable as if original signatures had been exchanged.

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